August 2007
Filed pursuant to Rule 433 dated July 25, 2007 relating to
Preliminary Pricing Supplement No. 341 dated July 24, 2007 to
Registration Statement No. 333-131266

Structured Investments
Opportunities in Equities

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

Auto-Callable Securities offer the opportunity to earn a relatively high fixed redemption amount if the closing price of the underlying stock is at all above the initial share price on any one of the specified determination dates.  Investors must be comfortable with the risk of losing some or all of their principal and be willing to forgo interest payments and potential returns greater than the fixed returns.
SUMMARY TERMS
Issuer:		Morgan Stanley
Underlying stock:		Common Stock of Apple Inc. (“AAPL Stock”)
Aggregate principal amount:		$
Stated principal amount:		$10 per security
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		August , 2007
Original issue date:		August , 2007
Maturity Date:		September 10, 2008
Determination dates:		#1: December 3, 2007 #2: March 3, 2008 #3: June 3, 2008 Final: September 3, 2008
Early redemption payment:
If, on any of the first three determination dates, the closing price of AAPL Stock is greater than the initial share price, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:
•  1st determination date:     $10.58 to $10.60
•  2nd determination date:     $11.15 to $11.20
•  3rd determination date:      $11.73 to $11.80
The actual early redemption payment amount will be determined on the pricing date.

Payment at maturity (per security):
If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
If the final share price of AAPL Stock is:
•  Greater than the initial share price:  $12.30 to $12.40 (as determined on the pricing date), or
•  Less than or equal to the initial share price but the price of AAPL Stock has not decreased to or below the trigger price at any time during the observation period:  the $10 stated principal amount, or
•  Less than or equal to the initial share price and the price of AAPL Stock has decreased to or below the trigger price at any time during the observation period:  $10 times the share performance factor, which may result in a loss of some or all of your investment.

Trigger price:		75% of the initial share price
Share performance factor:		final share price / initial share price
Initial share price:		The closing price of AAPL Stock on the pricing date
Final share price:		The closing price of AAPL Stock on the final determination date
Observation period:		The period of regular trading hours on each trading day on which there is no market disruption event, from but excluding the pricing date to and including the final determination date.
CUSIP:		617475694
Listing:
Application will be made to list the securities on the American Stock Exchange LLC under the ticker symbol “ABJ,” subject to meeting the listing requirements.  We do not expect to announce whether the securities will meet such requirements prior to the pricing of the securities.  If accepted for listing, the securities will begin trading the day after the pricing date.

Agent:		Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:		MS & Co.
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$10	$0.175	$9.825
	Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.9250 per security.  Please see “Syndicate Information” on page 5 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement dated July 24, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

Investment Overview

The Auto-Callable Securities due September 10, 2008, Based on the Value of the Common Stock of Apple Inc., which we refer to as the securities, are designed for investors who seek fixed positive returns if AAPL Stock is at all above the initial share price on any one of the four determination dates (including the final determination date).  An early redemption will occur if AAPL Stock is above the initial share price on any of the first three determination dates.  If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, AAPL Stock has decreased from the initial share price, the securities will redeem for the stated principal amount unless AAPL Stock has decreased to or below the trigger price at any time during the observation period.  In that case, the securities will redeem for less than the stated principal amount by an amount proportionate to the decrease in the final share price below the initial share price, which means investors will lose some or all of their investment.

Investors in the securities must be willing to accept the risk of loss of principal, and be willing to forgo interest payments and potential returns greater than the fixed returns.

Apple Inc. Overview

Apple Inc. designs, manufactures and markets personal computers and related software, services, peripherals and networking solutions, and also designs, develops and markets a line of portable digital music players along with related accessories and services, including the online sale of third-party audio and video products.

AAPL Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 000-10030 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Apple Stock; Public Information” in the accompanying preliminary pricing supplement.

Information as of market close on July 20, 2007

Ticker:	AAPL
Current Stock Closing Price:	$143.75
52 Weeks Ago:	$60.50
52 Week Intraday High Price:	$144.18 (on 7/20/07)
52 Week Intraday Low Price:	$60.43 (on 7/24/06)
Current Dividend Yield:	0%

The following graph illustrates the historical closing prices of AAPL Stock from January 1, 2004 through July 20, 2007.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of AAPL Stock cannot be taken as an indication of its future performance.

Historical Closing Prices of AAPL Stock
January 1, 2004 through July 20, 2007

For additional information, please see “Information about the Underlying Stock” on page 11.

August 2007	Page 2

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

Key Investment Rationale

The securities offer investors an opportunity to capture fixed positive returns if the underlying stock has appreciated over its initial price on any of the four determination dates, including the final determination date, regardless of the extent of the increase.

Scenario 1
On any of the first three determination dates, the closing price of the underlying stock is greater than the initial share price.  In this scenario, each security redeems for the early redemption payment associated with the relevant determination date on.  The positive return will be approximately a 23% to 24% annualized return.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final share price is greater than the initial share price.  In this scenario, the payment at maturity for each security provides investors with a positive return of 23% to 24% of the stated principal amount.  The securities would yield a greater return than would a direct investment in the underlying stock, but only if the underlying stock were to appreciate by less than 23% to 24% by the final determination date.

Scenario 3
(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price is less than or equal to the initial share price but (iii) the price of the underlying stock has not decreased to or below the trigger price at any time during the observation period.  In this scenario, the payment at maturity for each security will be the stated principal amount.

Scenario 4
(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price is less than or equal to the initial share price and (iii) the price of the underlying stock has decreased to or below the trigger price at any time during the observation period.  In this scenario, the payment at maturity for each security will be less than the stated principal amount by an amount proportionate to the percentage decrease in the underlying stock on the final determination date from the initial share price, and investors will lose some or all of their investment.

Summary of Selected Key Risks (see page 9)

¡	No guaranteed return of principal

¡	No interest payments

¡	Appreciation potential is limited by the maximum payment at maturity which may be less than the appreciation in the underlying stock

¡	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	The early redemption feature may limit the term of your investment to as short as three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns

¡	The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying stock

¡	Apple Inc. is not involved with this offering in any way. The issuer has not made any due diligence inquiry in connection with this offering

¡	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock

¡	The economic interests of the calculation agent may be potentially adverse to investors

¡	The U.S. federal income tax consequences of an investment in the securities are uncertain

¡	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+

August 2007	Page 3

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  Subject to the automatic early redemption of the securities for a specified cash amount prior to maturity, at maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than or equal to the stated principal amount based upon the closing price of the underlying stock on the final determination date, and in certain circumstances based upon whether the price of the underlying stock has decreased to or below the trigger price at any time during the observation period.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date(settlement date):	Maturity date:
August , 2007	August , 2007 (5 business days after the pricing date)	September 10, 2008

Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Common Stock of Apple Inc. (“AAPL Stock”)
Aggregate principal amount:	$
Issue price:	$10 per security. See “Syndicate Information” below.
Stated principal amount:	$10 per security
Denominations:	$10 and integral multiples thereof
Interest:	None
Determination dates:	#1: December 3, 2007 #2: March 3, 2008 #3: June 3, 2008 Final: September 3, 2008
Early redemption payment:
If, on any of the first three determination dates, the closing price of AAPL Stock is greater than the initial share price, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:
•  1st determination date:  $10.58 to $10.60
•  2nd determination date:  $11.15 to $11.20
•  3rd determination date:  $11.73 to $11.80
The actual cash payment amount will be determined on the pricing date.

Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:
If the final share price is:
•  Greater than the initial share price:  $12.30 to $12.40 (as determined on the pricing date), or
•  Less than or equal to the initial share price but the price of AAPL Stock has not decreased to or below the trigger price at any time during the observation period:  the $10 stated principal amount, or
•  Less than or equal to the initial share price and the price of AAPL Stock has decreased to or below the trigger price at any time during the observation period:  $10 times the share performance factor, which may result in a loss of some or all of your investment.

Trigger price:	75% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of AAPL Stock on the pricing date
Final share price:	The closing price of AAPL Stock on the final determination date
Observation period:
The observation period is the period of regular trading hours on each trading day on which there is no market disruption event with respect to AAPL Stock, from but excluding the pricing date to and including the final determination date.

Risk factors:	Please see “Risk Factors” on page 9.

August 2007	Page 4

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

General Information
Listing:
Application will be made to list the securities on the American Stock Exchange LLC under the ticker symbol “ABJ,” subject to meeting the listing requirements.  We do not expect to announce whether the securities will meet such requirements prior to the pricing of the securities.  If accepted for listing, the securities will begin trading the day after the pricing date.

CUSIP:	617475694
Minimum ticketing size:	100
Tax consideration:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities this document relates to and is superseded by the following discussion.
Although the issuer believes the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.
Assuming this characterization of the securities is respected, the following U.S. federal income tax consequences should result:
•  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange; and
•  Upon sale, exchange, early redemption, or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.
Please read the discussion under “Risk Factors―Structure Specific Risk Factors” below and the discussion under “United States Federal Income Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in AAPL Stock, in options contracts on AAPL Stock listed on major securities markets, or positions in other available securities or instruments.  Such activity could increase the closing price of AAPL Stock on the pricing date, and therefore could effectively increase the amount by which AAPL Stock must increase on the determination dates before you would receive upon an early redemption or at maturity a payment that exceeds the stated principal amount of the securities.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

Syndicate Information

Issue Price	Agent’s Commissions	Principal amount of securities for any single investor
$10.00	1.75%	<$999K
$9.9625	1.375%	$1MM-$2.999MM
$9.94375	1.1875%	$3MM-$4.999MM
$9.9250	1.000%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus for this offering.

August 2007	Page 5

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether (1) the closing price of AAPL Stock is above or below the initial share price on any of the four determination dates (including the final determination date) and (2) the price of AAPL Stock has decreased to or below the trigger price at any time during the observation period.

Diagram #1 – First Three Determination Dates

Diagram #2 – Payout at Maturity if No Early Redemption

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

August 2007	Page 6

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

Hypothetical Examples

The following tables illustrate the payout on the securities for a range of hypothetical closing prices on each of the four determination dates and, in Examples 4-8, to illustrate the effect of the trigger price, a hypothetical stock price on a random interim date on which we assume the lowest price occurs.

The below examples are based on the following terms:

Terms of Hypothetical Examples
Stated Principal Amount per Security:	$10
Initial Share Price:	$140
Trigger Price:	$105
Early Redemption Payment in December 2007:	$10.58 per security
Early Redemption Payment in March 2008:	$11.15 per security
Early Redemption Payment in June 2008:	$11.73 per security
Payment at Maturity (if the final share price is above the initial share price):	$12.30 per security

In Examples 1 through 3, the price of AAPL Stock fluctuates over the term of the securities and AAPL Stock closes above the initial share price of $140 on one of the first three determination dates.  However, each example produces a different early redemption payment because the closing prices exceed the initial share price on different determination dates.  Because the closing price exceeds the initial share price on one of the first three determination dates, the securities are automatically redeemed as of the corresponding determination date.  Additionally, Example 4 illustrates that the decline of the price of AAPL Stock to or below the trigger price during the observation period does not affect the payout if the securities are automatically redeemed on one of the first three determination dates.

Determination Date	Example 1		Example 2		Example 3		Example 4
	Hypothetical Share Price	Payout	Hypothetical Share Price	Payout	Hypothetical Share Price	Payout	Hypothetical Share Price	Payout
#1	$150	$10.58	$135	—	$135	—	$135	—
#2	—	—	$155	$11.15	$130	—	$130	—
#3	—	—	—	—	$143	$11.73	$143	$11.73
Random interim date	—	—	—	—	—	—	$90	—
Total Payout:	$10.58 in December 2007		$11.15 in March 2008		$11.73 in June 2008		$11.73 in June 2008

In each of Examples 5, 6, 7 and 8, the closing price on the first through third determination dates is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 5		Example 6		Example 7		Example 8
	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity
#1	$135	—	$135	—	$135	—	$135	—
#2	$110	—	$110	—	$110	—	$110	—
#3	$120	—	$120	—	$120	—	$120	—
Final determination date	$161	$12.30	$112	$10.00	$119	$8.50	$84	$6.00
Random interim date	$95	—	$108	—	$98	—	$84	—
Total Payout:		$12.30		$10.00		$8.50		$6.00

August 2007	Page 7

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

¡
In Example 5, on the final determination date, the closing price has increased 15% above the initial share price to $161, and the payment at maturity equals $12.30 per security, representing a 23% return on your investment.  Even though the price of AAPL Stock decreased below the trigger price on the random interim date, the payment at maturity is unaffected because the closing price on the final determination date exceeds the initial share price.

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In Example 6, on the final determination date, the closing price has decreased 20% below the initial share price to $112.  However, because the price of AAPL Stock has not decreased to or below the trigger price at any time during the observation period, the payment at maturity equals $10.00 per security.

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In Example 7, on the final determination date, the closing price has decreased to $119, which is 15% below the initial share price.  Because the price of AAPL Stock decreased to $98 on the random interim date, which is 30% below the initial share price and is below the trigger price, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.85, which results in a payment at maturity of $8.50 per security, representing a loss of 15%.

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In Example 8, on the final determination date, the closing price has decreased to $84, which is 40% below the initial share price.  Because the price of AAPL Stock has decreased below the trigger price, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.6, which results in a payment at maturity of $6.00 per security, representing a loss of 40%.

August 2007	Page 8

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

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Securities do not pay interest nor guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest nor guarantee payment of the principal amount at maturity.  Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the price of AAPL Stock, which may be less than the stated principal amount and may be zero, if AAPL Stock has moved below the trigger price at any time during the observation period.

¡
Appreciation potential is limited.  The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity regardless of any greater positive performance of AAPL Stock.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  Furthermore, the early redemption feature may limit the term of your investment to as short as three months.

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Market price influenced by many unpredictable factors.  Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of AAPL Stock, whether AAPL Stock has been at or below the trigger price at any time during the observation period, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and creditworthiness of the issuer.  As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
No shareholder rights.  Investing in the securities is not equivalent to investing in AAPL Stock.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to AAPL Stock.

¡
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting AAPL Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of cash payable at maturity, the market price of the securities may be materially and adversely affected.

¡
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet―General Information―Tax Considerations” above and the discussion under “United States Federal Income Taxation” in the accompanying preliminary pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this document.

August 2007	Page 9

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

Other Risk Factors

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Secondary trading may be limited.  There may be little or no secondary market for the securities.  Although we will apply to list the securities on the American Stock Exchange LLC under the symbol “ABJ,” it is not possible to predict whether the securities will meet the requirements for listing, and we do not expect to announce whether or not the securities will meet the listing requirements prior to the pricing of the securities.  In addition, the securities could be delisted under certain circumstances, such as the delisting of the underlying stock.  MS & Co. currently intends to act as a market maker for the securities but is not required to do so.  Because it is not possible to predict whether the market for the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

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No affiliation with Apple Inc.  Apple Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.  The issuer has not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.

¡
Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the securities.  MS & Co. and other affiliates of ours will carry out hedging activities related to the securities, including trading in AAPL Stock, as well as in other instruments related to AAPL Stock.  MS & Co. and some of our other subsidiaries also trade AAPL Stock and other financial instruments related to AAPL Stock on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the price of AAPL Stock and, as a result, could increase the price at which AAPL Stock must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the prices of AAPL Stock on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

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Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will calculate the payment we will pay to you at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the occurrence or nonoccurrence of corporate events that require an antidilution adjustment, may affect the payout to you at maturity.  The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

¡
Morgan Stanley may engage in business with or involving Apple Inc. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests, and thus may acquire non-public information about Apple Inc.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc., which may or may not recommend that investors buy or hold AAPL Stock.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the securities.

August 2007	Page 10

Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.

Information about the Underlying Stock

Apple Inc. (NASDAQ: AAPL) designs, manufactures and markets personal computers and related software, services, peripherals and networking solutions, and also designs, develops and markets a line of portable digital music players along with related accessories and services, including the online sale of third-party audio and video products.

AAPL Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 000-10030 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Apple Stock; Public Information” in the accompanying preliminary pricing supplement for the securities.

This document relates only to the securities offered hereby and do not relate to AAPL Stock or other securities of Apple Inc.  The issuer has derived all disclosures contained in this document regarding Apple Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Apple Inc. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of AAPL Stock.

Historical Information

The following table presents the published high and low closing prices of AAPL Stock for 2004, 2005, 2006 and 2007 through July 20, 2007.  The closing price of AAPL Stock on July 20, 2007 was $143.75.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of AAPL Stock as an indication of future performance.

Apple Inc.	High	Low	Dividends
2004
First Quarter	$13.9600	$10.6400	-
Second Quarter	$16.8500	$12.8900	-
Third Quarter	$19.3750	$14.5700	-
Fourth Quarter	$34.2200	$19.1450	-
2005
First Quarter	$45.0650	$31.6450	-
Second Quarter	$43.7400	$34.1300	-
Third Quarter	$53.8400	$36.5000	-
Fourth Quarter	$74.9800	$49.2500	-
2006
First Quarter	$85.5899	$58.7100	-
Second Quarter	$71.8900	$56.0200	-
Third Quarter	$77.6100	$50.6700	-
Fourth Quarter	$91.8100	$73.2300	-
2007
First Quarter	$97.1000	$83.2700	-
Second Quarter	$125.0900	$90.2400	-
Third Quarter (through July 20, 2007)	$143.7500	$121.2600	-

Historical prices with respect to AAPL Stock have been adjusted for a two-for-one stock split that was effected on February 25, 2005.  The issuer makes no representation as to the amount of dividends, if any, that Apple Inc. will pay in the future.  In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on AAPL Stock.

August 2007	Page 11